FORM 10f-3

                               THE BLACKROCK FUNDS

                          Record of Securities Purchased
                     Under the Trust's Rule 10f-3 Procedures

1.    Name of Purchasing Portfolio: Managed Account Series:
EQ/Long Term Bond Portfolio (AXA-LTB), BlackRock Long
Duration Bond Portfolio (BR-LONG)

2.     Issuer:   H.J. Heinz Finance Company

3.    Date of Purchase:  7/22/2009

4.    Underwriter from whom purchased:  Deutsche Bank
Securities Inc.

5.    Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: PNC Capital Markets LLC

      a.    List Members of Underwriting Syndicate:
            Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., UBS Securities LLC, HSBC Securities (USA) Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., Banca IMI S.p.A., Mitsubishi UFJ Securities
            (USA), Inc., PNC Capital Markets LLC, BNY Mellon Capital Markets, LLC, Mizuho Securities USA Inc., Rabo Securities USA, Inc., SunTrust Robinson Humphrey, Inc.

6. Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (AXA-LTB) $1,225,000 out of $250,000,000; (BR-LONG) $975,000 out of $250,000,000.

7.    Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)): $5,000,000 out of
$250,000,000

8.    Purchase price (net of fees and expenses):  $99.741

9. Date offering commenced (if different from Date of Purchase):

10.    Offering price at end of first day on which any
sales were made:  $99.741

11.    Have the following conditions been satisfied:   Yes or No

       a.    The securities are part of an issue registered
             under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering or part of an issue of
             government securities.              Yes

       b.    The securities were purchased prior to the
             end of the first day on which any sales
             were made, at a price that was not more
             than the price paid by each other
             purchaser of securities in that offering
             or in any concurrent offering of the
             securities (except, in the case of an
             Eligible Foreign Offering, for any rights
             to purchase required by laws to be granted
             to existing security holders of the
             Issuer) or, if a rights offering, the
             securities were purchased on or before the
             fourth day preceding the day on which the
             rights offering terminated.           Yes

      c.     The underwriting was a firm commitment
             underwriting.    Yes

      d.     The commission, spread or profit was
             reasonable and fair in relation to that
             being received by others for underwriting
             similar securities during the same period.   Yes

      e.    In respect of any securities other than
            Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
           (including the operations of predecessors).
           Yes

      f.    Has the affiliated underwriter confirmed
            that it will not receive any direct or indirect
            benefit as a result of BlackRock's participation
            in the offering?         Yes


Approved by:  Dan Chen       Date: 8/14/09